Exhibit 10.35

February 17, 2000

Mr. Thomas S. Bednarik

10383 N 118th Place

Scottsdale, AZ 85259

Dear Tom:

On behalf of Vitrix Incorporated (the “Company”), a subsidiary of Vitrix, Inc. (f/k/a FBR Capital Corporation), I am pleased to offer you the position of CEO and President. In this position, you will be responsible for overall operations of the Company. Your election to the Board of Directors is expected to occur at the first Board meeting following your acceptance of this offer.

Terms of your employment at Vitrix include the following:

1.             Employment At Will.          The Company hereby employs you subject to the terms and conditions herein set forth. This employment relationship is an “at-will” relationship, which is severable at the pleasure of either you or the Company at any time, for any reason, with or without notice, with or without cause.

2.             Compensation.   Your initial base salary for this position shall be $115,000 annually, paid twice monthly in accordance with the Company’s payroll policy as in effect from time to time. You will also be paid a quarterly bonus payable in cash according to the schedule provided below if Vitrix’s revenues for the applicable quarter exceed the amount indicated below:

Quarterly Bonus Plan

	FYQ1 2000	FYQ2 2000	FYQ3 2000	FYQ4 2000	Total
Revenues of	$202,669	$361,206	$409,357	$728,406	$1,701,638
Cash Bonus	0	0	$5,000	$15,000	0

In addition, you will also be paid an annual bonus payable in cash according to the schedule provided below if Vitrix’s revenues for the full fiscal year exceed the amount indicated below:

FY2000 Annual Bonus Plan (ending June 30, 2000)

Revenues of	$1,800,000	$2,000,000	$2,500,000
Cash Bonus	$5,000	$15,000	$40,000

3.             Medical/Dental.   You will qualify for participation in the Vitrix group medical and dental plan in accordance with current guidelines. Vitrix pays for the individual employee’s medical coverage, and contributes at 50% for family coverage. The Group dental plan is optional and the Company does not make any contributions with respect to such plan.

4.             Vacation/Sick/Personal time.   You will be immediately eligible for combined vacation/sick/personal time in the amount of 3 weeks (120 hours) per year. You accrue time immediately and will be eligible to take compensated time off after 60 days of employment. If you have any personal obligations that need to be addressed within that time, please let me know. You will also be eligible for eight published legal holidays during the year.

5.             Stock Options.

(a)           You will be initially granted options to purchase an aggregate of 1,000,000 shares of Vitrix, Inc. common stock (“Vitrix Common Stock”). These options shall vest in equal increments over a four-year period commencing from the date of your employment (i.e., 25% of the options granted to you (250,000) shall first vest upon the one year anniversary of the date of your employment and on each one year anniversary thereafter). The per share exercise price of the options shall equal the current market price of Vitrix Common Stock as of the date of your acceptance of this employment offer. The term of your options will be set forth in a separate option agreement (the “Option Agreement”).

(b)           In the event your employment is terminated at any time by the Company without cause, you shall be immediately vested in the current years options as severance compensation, and the remainder of the options shall lapse. The term “cause” shall be defined in the Option Agreement.

(c)           In the event the Company is acquired or merged into another company, you will be automatically vested in your outstanding unvested options.

6.             Your Representations.   You hereby represent and warrant as follows:

a.             You are under no contractual or other restriction or obligation which is inconsistent with becoming employed with or by the Company, the performance of your duties owed to the Company, or any other rights of the Company.

b.             You are under no contractual non-compete or non-solicitation agreement or other substantially similar restriction with any other third party.

c.             Neither the Company nor any of its affiliates or any of their respective officers, directors, employees, agents or representatives has requested that you communicate or otherwise make available to any such parties at any time any proprietary information, data, trade secrets, or other confidential information belonging to your former employer(s) or others.

d.             The Company has instructed you not to duplicate, reproduce or in any way take with you from your former employer(s) or elsewhere any proprietary information, data, trade secrets or other confidential information belonging to your former employer(s) or others.

e.             You have not made available to the Company any proprietary information, data, trade secrets, or other confidential information belonging to your former employer(s) or others, and shall not disclose or use for or to the benefit of the Company any such information.

f.              You have not duplicated, reproduced or in any way taken from your former employer(s) or elsewhere any proprietary information, data, trade secrets, or other confidential information belonging to your former employer(s) or others, and you do not currently have in your possession, custody or control any such information.

g.             Neither the Company nor any of its affiliates or any of their respective officers, directors, employees, agents or representatives has requested that you solicit or otherwise recruit for employment with the Company any person who was a co-employee of yours at your former employer(s).

h.             You have not solicited or otherwise recruited for employment with the Company any person who was a co-employee of yours at your former employer(s).

7.             Amendment; Waiver.   This letter agreement (“Agreement”) may be modified or amended only by a writing signed by both you and an authorized representative of the Company. The failure at any time to enforce any of the provisions of this Agreement in no way shall be construed as a waiver of said provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

8.             Severability.   If any provision of this Agreement is determined to be unenforceable for any reason, but could be rendered enforceable by minor changes that do not have a material adverse effect on the benefits of this Agreement to either party, these changes shall be deemed made and all other provisions of the Agreement shall remain in full force and effect.

9.             Governing Law.   The validity, construction, and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of Arizona, regardless of any conflict of laws rules.

10.          Entire Agreement.   This Agreement supersedes any and all other oral or written agreements heretofore made relating to the subject employment of you by the Company and constitutes the entire agreement of the parties relating to the subject matter hereof. This Agreement does not in any way supersede that certain Confidentiality Agreement entered into by and between you and the Company, dated the          day of                               , 2000, and attached hereto as Exhibit A, which remains in full force and effect.

11.          No Modification of At-Will Employment Relationship.   Nothing in this Agreement shall operate to modify the at-will employment relationship set forth herein, and either you or the Company can terminate your employment hereunder at any time, with or without notice, with or without cause.

I trust that the above information will address a majority of your questions regarding the key elements of this offer for employment. If I can clarify anything else, please contact me immediately. We would anticipate beginning your employment no later than March 1, 2000.

Tom, we look forward to welcoming you as a part of our young, but rapidly growing team.

Sincerely,

Michael A. Wolf
President & CEO

Please indicate your acceptance of this offer by signature:
Thomas S. Bednarik

Date